GUARANTY AGREEMENT
                               ------------------


         THIS GUARANTY AGREEMENT (this "Guaranty"), dated as of April 15, 1997 (this "Guaranty"), is made by FFCA Acquisition Corporation, a Delaware corporation, FFCA Institutional Advisors, Inc., a Delaware corporation, and FFCA Mortgage Corporation, a Delaware corporation (collectively, the "Guarantors"), of the obligations of Franchise Finance Corporation of America, a Delaware corporation ("Company"), under the Credit Agreement (defined below) among the Company, NationsBank of Texas, N.A. as Administrative Agent ("Administrative Agent"), Bank of Montreal, Chicago Branch, Commerzbank Aktiengesellschaft, Los Angeles Branch, The Long-Term Credit Bank of Japan, Ltd. and Union Bank of Switzerland (New York Branch), as Co-Agents, and the lenders parties to the Credit Agreement (singly, a "Lender" and collectively, the "Lenders").


                                   BACKGROUND
                                   ----------

         1. The Company, the Administrative Agent, the Co-Agents, and the Lenders have entered into a Amended and Restated Credit Agreement, dated as of April 15, 1997 (said Amended and Restated Credit Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Credit Agreement"). The capitalized terms not otherwise defined herein have the meanings specified in the Credit Agreement.

         2. Pursuant to the Credit Agreement, the Company may, subject to the terms of the Credit Agreement and the other Loan Papers, request that the Lenders make Advances.

         3. It is a condition precedent to the obligation of the Lenders to make such Advances that each Guarantor guarantee repayment thereof upon the terms and conditions set forth herein.

         4. Each of the Guarantors is a Subsidiary of the Company, and the Company and each of the Guarantors are members of the same consolidated group of companies and are engaged in related businesses.

         5. The Board of Directors of each Guarantor has determined that (i) the execution, delivery, and performance of this Guaranty is necessary and convenient to the conduct, promotion, and attainment of each Guarantor's business and (ii) the Advances may reasonably be expected to benefit, directly or indirectly, each Guarantor.

         6. The Guarantors desire to induce the Lenders to make such Advances.

         NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Advances under the Credit Agreement, the Guarantors hereby agree as follows:

         1.       Guaranty.

                  (a) Each Guarantor, jointly and severally, hereby unconditionally guarantees the full and punctual payment of, and promises to pay, when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise, the Obligations, and agrees to pay any and all reasonable expenses (including reasonable counsel fees and expenses) incurred in enforcement or collection of all or any part thereof, whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several, and any rights under this Guaranty.

                  (b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "Fraudulent Transfer Laws"), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Company or other Affiliates of the Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and treating as assets, subject to Paragraph 4(a) hereof, to the value (as determined under the applicable provisions of the Fraudulent Transfer
         Laws) of any rights to subrogation or contribution of such Guarantor pursuant to (i) Applicable Law or (ii) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Company of obligations arising under guaranties by such parties.

         2. Guaranty Absolute. The Guarantors guarantee that the Obligations will be paid strictly in accordance with the terms of the Credit Agreement, the Notes, and the other Loan Papers, regardless of any Applicable Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto; provided, however, nothing contained in this Guaranty shall require the Guarantors to make any payment under this Guaranty in violation of any Applicable Law, regulation or order now or hereafter in effect. The obligations and liabilities of each Guarantor hereunder are independent of the obligations of the Company under the Credit Agreement and any Applicable Law. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

                  (a) the taking or accepting of any other security or guaranty for any or all of the Obligations, including any reduction or termination of the Commitment;

                  (b) any increase, reduction or payment in full at any time or from time to time of any part of the Obligations;

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                           (c) any lack of  validity  or  enforceability  of the
         Credit Agreement, the Notes, or any other Loan Paper or other agreement or instrument relating thereto, including but not limited by the unenforceability of all or any part of the Obligations by reason of the fact that (i) the Obligations, and/or the interest paid or payable with respect thereto, exceeds the amount permitted by Applicable Law, (ii) the act of creating the Obligations, or any part thereof, is ultra vires, (iii) the officers creating same acted in excess of their authority, or (iv) for any other reason;

                  (d) any lack of corporate power of the Company or any other Person at any time liable for the payment of any or all of the Obligations;

                  (e)  any  Debtor  Relief  Laws  involving  the  Company,   any
         Guarantor or any other Person obligated on any of the Obligations;

                  (f) any renewal, compromise, extension, acceleration or other change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations; any adjustment, indulgence, forbearance, or compromise that may be granted or given by any Lender or the Administrative Agent to the Company, any Guarantor, or any Person at any time liable for the payment of any or all of the Obligations; or any other modification, amendment, or waiver of or any consent to departure from the Credit Agreement, the Notes, or any other Loan Paper and other agreement or instrument relating thereto without notification of any Guarantor (the right to such notification being herein specifically waived by Guarantors);

                  (g) any exchange, release, sale, subordination, or non-perfection of any collateral or Lien therein or any lack of validity or enforceability or change in priority, destruction, reduction, or loss or impairment of value of any collateral or Lien therein;

                  (h) any release or amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

                  (i) the failure by any Lender or the Administrative Agent to make any demand upon or to bring any legal, equitable, or other action against the Company or any other Person (including without limitation any other Guarantor), or the failure or delay by any Lender or the Administrative Agent to, or the manner in which any Lender or the Administrative Agent shall, proceed to exhaust rights against any direct or indirect security for the Obligations;

                  (j) the existence of any claim, defense, set-off, or other rights which the Company or any Guarantor may have at any time against the Company, the Lenders, or any

         Guarantor, or any other Person, whether in connection with this Guaranty, the other Loan Papers, the transactions contemplated thereby, or any other transaction;

                  (k) any failure of any Lender or the Administrative Agent to notify any Guarantor of any renewal, extension, or assignment of the Obligations or any part thereof, or the release of any security, or of any other action taken or refrained from being taken by any Lender or the Administrative Agent, it being understood that the Lenders and the Administrative Agent shall not be required to give any Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligations;

                  (l) any payment by the Company to the Lenders or the Administrative Agent is held to constitute a preference under any Debtor Relief Law or if for any other reason the Lenders or the Administrative Agent is required to refund such payment or pay the amount thereof to another Person; or

                  (m) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Company, any Guarantor, any other guarantor or other Person liable on the Obligations, including without limitation any defense by reason of any disability or other defense of the Company, or the cessation from any cause whatsoever of the liability of the Company, or any claim that the Guarantors' obligations hereunder exceed or are more burdensome than those of the Company.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Company, any Guarantor or otherwise, all as though such payment had not been made.

         3. Waiver. To the extent not prohibited by Applicable Law, each Guarantor hereby waives: (a) promptness, protests, diligence, presentments, acceptance, performance, demands for performance, notices of nonperformance, notices of protests, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation or incurrence of new or additional indebtedness, and any of the events described in Section 2 and of any other occurrence or matter with respect to any of the Obligations, this Guaranty or any of the other Loan Papers; (b) any requirement that the Administrative Agent or any Lender protect, secure, perfect, or insure any Lien or security interest or any property subject thereto or exhaust any right or take any action against the Company or any other Person or any collateral or pursue any other remedy in the Administrative Agent's or any Lender's power whatsoever; (c) any right to assert against the Administrative Agent or any Lender as a counterclaim, set-off or cross-claim, any counterclaim, set-off or claim which it may now or hereafter have against the Company or other Person liable on the Obligations; (d) any right to seek or enforce any remedy or right that the Administrative Agent or any Lender now has or may hereafter have against the Company (to the extent permitted by Applicable Law); (e) any right to participate in any collateral or any right benefiting the Administrative Agent or the Lenders in respect of the Obligations; and (f) any right by which it might be entitled to require suit on an accrued right of action in respect of any of the Obligations or require suit against the Company or any other Person, whether arising pursuant to Section 34.02 of the Texas Business and Commerce Code, as amended, Section 17.001 of the Texas Civil Practice and Remedies Code, as amended, Rule 31 of the Texas Rules of Civil Procedure, as amended, or otherwise.

         4. Subrogation and Subordination. Notwithstanding any reference to subrogation contained herein to the contrary, each Guarantor hereby irrevocably waives any claim or other rights which it may have or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, any right to participate in any claim or remedy of any Lender against the Company or any collateral which any Lender now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statutes or common law, including without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Lenders, and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the waiver set forth in this Paragraph 4 is knowingly made in contemplation of such benefits.

         5. Representations and Warranties. Each Guarantor hereby represents and warrants that all representations and warranties as they apply to such Guarantor only set forth in Article IV of the Credit Agreement (each of which is hereby incorporated by reference) is true and correct.

         6. Covenants. Each Guarantor hereby expressly assumes, confirms, and agrees to perform, observe, and be bound by all conditions and covenants set forth in the Credit Agreement, to the extent applicable to it, as if it were a signatory thereto. Each Guarantor further covenants and agrees (a) punctually and properly to perform all of such Guarantor's covenants and duties under any other Loan Papers; (b) from time to time promptly to furnish the Administrative Agent with any information or writings which the Administrative Agent may reasonably request concerning this Guaranty; and (c) promptly to notify the Administrative Agent of any claim, action, or proceeding affecting this Guaranty.

         7. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Lenders as required pursuant to Section 9.1 of the Credit

Agreement, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8. Addresses for Notices. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the respective addresses specified herein and to the attention of the individuals listed thereunder, or, as to any party, to such other addresses as may be designated by it in written notice to all other parties. All notices, requests, consents and demands hereunder shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or if mailed, effective on the earlier of actual receipt or three (3) days after being mailed by certified mail, return receipt requested, postage prepaid, addressed as aforesaid.

         9. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any of the other Loan Papers shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under any of the other Loan Papers preclude any other or further exercise thereof or the exercise of any other right. Neither the Administrative Agent nor any Lender shall be required to (a) prosecute collection or seek to enforce or resort to any remedies against the Company or any other Person liable on any of the Obligations, (b) join the Company or any other Person liable on any of the Obligations in any action in which Lender prosecutes collection or seeks to enforce or resort to any remedies against the Company or other Person liable on any of the Obligations, or (c) seek to enforce or resort to any remedies with respect to any Liens granted to (or benefiting, directly or indirectly) the Administrative Agent or any Lender by the Company or any other Person liable on any of the Obligations. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure or insure any of the Liens or the properties or interests in properties subject thereto. The remedies herein provided are cumulative and not exclusive of any remedies provided by Applicable Law.

         10. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Guarantor against any and all of the obligations of any Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Lender shall have made any demand under this Guaranty. Each Lender agrees promptly to notify such Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this
Section 10 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

         11. Continuing Guaranty; Transfer of Notes. This Guaranty is an irrevocable continuing

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
guaranty of payment and shall (a) remain in full force and effect until termination of the Commitment and final payment in full (after the Maturity
Date) of the Obligations and all other amounts payable under this Guaranty, (b) be binding upon each Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by each Lender and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), to the extent permitted by Section 9.4 of the Credit Agreement, each Lender may assign or otherwise transfer its rights under the Credit Agreement, the Notes or any of the other Loan Papers or any interest therein to any other Person, and such other Person shall thereupon become vested with all the rights or any interest therein, as appropriate, in respect thereof granted to the Lender herein or otherwise.

         12. Information. Each Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from the Company such information concerning the Company's financial condition or business operations as such Guarantor may require, and that neither the Administrative Agent nor any Lender has any duty at any time to disclose to any Guarantor any information relating to the business operations or financial conditions of the Company.

         13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, EACH GUARANTOR AGREES THAT THE STATE AND FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS, SHALL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH.

         14. WAIVER OF JURY TRIAL. EACH GUARANTOR, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE LOAN PAPERS OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH LENDER ENTERING INTO THE CREDIT AGREEMENT.

         15. Ratable Benefit. This Guaranty is for the ratable benefit of the Lenders, each of which shall share any proceeds of this Guaranty pursuant to the terms of the Credit Agreement.

         16. Guarantor Insolvency. Should any Guarantor become insolvent, fail to pay its debts generally as they become due, voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the rights of any Lender granted hereunder, then, the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Lender, a fully-matured, due, and payable

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obligation of such Guarantor to such Lender  (without regard to whether there is a Default or Event of Default under the Credit Agreement or whether any part of the Obligations is then due and owing by the Company to such Lender), payable in full by such Guarantor to such Lender upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

         17. ENTIRE AGREEMENT. THIS GUARANTY, TOGETHER WITH THE OTHER LOAN PAPERS, REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES REGARDING THE SUBJECT MATTER HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.


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         IN WITNESS WHEREOF, the Guarantors have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                        FFCA ACQUISITION CORPORATION
Address for each Guarantor:

c/o Franchise Finance Corporation of America
The Perimeter Center
17207 North Perimeter Drive             By:   /s/ John R. Barravecchia
Scottsdale, Arizona 85255                     ----------------------------------
Telephone No.:         (602) 585-4500         John R. Barravecchia
Facsimile No.:         (602) 585-2225         Executive Vice President and Chief
                                              Financial Officer

Attention:    John R. Barravecchia
              Executive Vice President and
              Chief Financial Officer
                                        FFCA INSTITUTIONAL ADVISORS,INC.
with a copy to:

Franchise Finance Corporation of America
The Perimeter Center                    By:   /s/ John R. Barravecchia
17207 North Perimeter Drive                   ----------------------------------
Scottsdale, Arizona 85255                     John R. Barravecchia
Telephone No.:        (602) 585-4500          Executive Vice President and Chief
Facsimile No.         (602) 585-2225          Financial Officer

Attention:    Dennis L. Ruben, Esq.
              Executive Vice President
              and General Counsel
                                        FFCA MORTGAGE CORPORATION

Address for Administrative Agent:

NationsBank of Texas, N.A.              By:   /s/ John R. Barravecchia
901 Main Street, 67th Floor                   ----------------------------------
Dallas, Texas  75202                          John R. Barravecchia
Telephone No.:   (214) 508-3091               Executive Vice President and Chief
Facsimile No.:   (214) 508-0980               Financial Officer

Attention:    Frank M. Johnson
              Senior Vice President

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